Exhibit 10.2

THORNBURG MORTGAGE, INC.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

April 8, 2009

Thornburg Mortgage Advisory Corporation

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Ladies and Gentlemen:

Reference is made to the Amended and Restated Management Agreement (the “Management Agreement”) entered into as of January 16, 2009, and deemed to be effective as of April 30, 2008, by and between Thornburg Mortgage, Inc. (“TMA”) and Thornburg Mortgage Advisory Corporation (the “Manager”).

As TMA publicly disclosed on April 1, 2009, due to the inability to support the equity (margin) requirements for financing its mortgage securities portfolio given the continued decline in mortgage backed securities prices, it expects to cease business operations, file for Chapter 11 bankruptcy protection and commence an orderly sale and liquidation of its remaining assets. TMA acknowledges that as an “externally managed REIT” it has no employees and that it currently relies solely on the Manager to manage all of is business, financial and other day-to-day operations and that all of its executive officers are currently employed by the Manager pursuant to the terms of the Management Agreement. The parties also acknowledge that under the terms of the existing Management Agreement, the Manager has been compensated for such services through the payment of a management fee, and is also reimbursed for certain operating expenses of TMA which are incurred on behalf of TMA, each of which is paid on a monthly basis and in arrears. The parties further recognize that TMA’s ability to continue to honor its payment obligations under the Management Agreement may be adversely impacted by its current financial condition and pending bankruptcy filing and correspondingly that the Manager has requested additional assurances that it will be fairly compensated for continuing to provide essential services to TMA to assist with the winding down of its operations.

In light of these unique circumstances and the desire of both TMA and the Manager to provide for an orderly winding down of the business and operations of TMA which is in the best interests of TMA and its creditors, TMA and the Manager have agreed to amend the Management Agreement on the terms set forth on Exhibit A. The primary purposes of such amendment are to ensure that TMA will continue to be able to obtain services from the Manager that it requires in order to efficiently wind down its operations and liquidate its remaining assets and to provide adequate assurances to the Manager that actual costs incurred by the Manager in rendering such services will be reimbursed. In light of the foregoing and in recognition of the desire to maximize the amount of remaining assets available to the creditors of TMA, the Manager has also agreed to forgo any profit or management fee and to provide such services solely in exchange for assurances of such expenses being reimbursed on an expedited basis.

Please sign this letter where indicated below to indicate the Manager’s agreement to this amendment to the Management Agreement.

Very truly yours,

THORNBURG MORTGAGE, INC.

/s/ Larry A. Goldstone
Larry A. Goldstone
Chief Executive Officer and President

Acknowledged as of the above date,

THORNBURG MORTGAGE ADVISORY CORPORATION

/s/ Garrett Thornburg
Garrett Thornburg
Chairman

Exhibit A

Amendment No. 1 to Amended and Restated Management Agreement

by and between Thornburg Mortgage, Inc. and Thornburg Mortgage Advisory Corporation

The following shall constitute an amendment to the Amended and Restated Management Agreement, entered into as of January 16, 2009, by and between Thornburg Mortgage, Inc. (“TMA”) and Thornburg Mortgage Advisory Corporation (the “Manager”), the purpose of which is to allow TMA to continue to obtain services from the Manager that it requires in order to efficiently wind down its operations and liquidate its remaining assets and to provide adequate assurances to the Manager that actual costs incurred by the Manager in rendering such services will be reimbursed.

Section numbers used below refer to the respective sections of the Management Agreement. Any terms used but not defined shall have the meaning assigned to them in the Management Agreement.

Base Management Fee & Incentive Compensation (§7)

The Base Management Fee of $2 million per month shall be eliminated as of the period beginning April 1, 2009. However, any Operating Expenses which the Manager has previously incurred on behalf of TMA since March 31, 2009 and has historically paid from the Base Management Fee shall be considered Operating Costs entitled to reimbursement as set forth below.

Although no Incentive Compensation has been earned or paid by TMA to the Manager in the last twelve months, the parties further agree that the Incentive Compensation shall be eliminated as of April 1, 2009. The Manager shall not be entitled to any further management or incentive fee unless otherwise approved by the Bankruptcy Court.

Therefore, §7 is hereby amended to delete the Base Management Fee and all Incentive Compensation.

Expenses (§§8, 9)	Any documented Operating Expenses reasonably incurred by the Manager on behalf of TMA shall be reimbursed on a bi-weekly basis (on the 15th and 30th day of each month, or the business day immediately preceding such date if not a business day) for expenses incurred during the prior two week period. Reimbursable Operating Expenses are those expenses defined in Annex A of the Management Agreement, which shall now be amended, in light of the elimination of the Base Management Fee, to also include, effective April 1, 2009, those expenses incurred by the Manager to operate TMA, which shall be reimbursed by TMA at the Manager’s actual out-of-pocket cost.

To induce Manager to continue to provide its services under the Management Agreement, as amended herein, TMA shall pay a deposit of $500,000 to be retained by the Manager on the date hereof and applied against any unpaid reimbursable Operating Expenses owing to Manager under the Management Agreement. Upon termination of the Management Agreement, Manager shall be immediately entitled to apply such deposit against any Reimbursable Expenses then unpaid, and any remaining amount shall be returned to TMA.

The Manager agrees to use commercially reasonable efforts to reduce the operating costs incurred by TMA going forward and to make such persons available to assist with the orderly and efficient winding down of the operations of TMA as may be necessary.

The Compensation Committee of TMA shall review all Operating Expense amounts reimbursed to the Manager on a bi-weekly basis in arrears; and any adjustments to such reimbursable amounts shall be determined prior to the next reimbursement payment.

§9(a) is hereby amended to reflect the foregoing payment terms.

Term / Termination (§§14, 16, 17)

The Management Agreement, as amended hereby, may be terminated at any time by TMA upon not less than ten (10) days prior written notice to the Manager. The Management Agreement may be terminated by the Manager upon non-payment of obligations, but only after written notice to TMA of such non-payment and if by the close of business on the second business day following receipt of such notice TMA has not cured such payment default. The Management Agreement shall not terminate upon TMA filing for bankruptcy protection.

§§ 14, 16 and 17 are hereby amended to reflect the amended term and termination of the Management Agreement.

Termination Fee (§18)	In light of the current circumstances, the Termination Fee (currently estimated to be $72 million in the event of termination upon a change in control or $36 million in the event of termination without cause) shall be waived by TMA except solely for purposes of the first sentence of Section 18(e).